Exhibit 99.1
March 31, 2015

Dear Wells Mid-Horizon Value-Added Fund I Investor:

I would like to take this opportunity to provide you with the First Quarter 2015 Summary Statement and the year end 2014 estimated net asset value for the Wells Mid-Horizon Value-Added Fund I, LLC. The offering memorandum requires that we provide an estimate of the net asset value of the fund annually. The net asset value as of December 31, 2014 is $522 per share.

In the fourth quarter of 2014 we successfully closed on the sale of 6000 Nathan Lane in Minneapolis, MN, which was our last remaining property. We received net proceeds of approximately $15.1 million. We have begun the liquidation process and distributed approximately $26.8 million to our investor members in March 2015. We expect to dissolve the fund in the second quarter of 2015, along with a distribution to the members of all the net funds remaining after all dissolution costs are paid.

Based on the cash on hand, other assets and liabilities of the fund, the net asset value is approximately $27.1 million, or an average of $522 per share, prior to the $26.8 million distribution to all investors.

If you have any questions, please call our Client Services Specialist at 844-255-4891.

Sincerely,

Randy A. Simmons
President
Wells Investment Management Company

cc: Financial Representative

Risk Factors
We have a limited operating history; therefore, there is no assurance that we will meet the Fund’s targeted investment performance. Many dynamic variables exist that are beyond our control, which will impact the investor’s realized return. Please note that there are uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The information contained herein may be confidential and/or legally privileged. It has been sent for the sole use of the intended recipient(s). If the reader of this correspondence is not the intended recipient, you are hereby notified that any unauthorized review, use, distribution, or copying of this communication, or any of its contents, is strictly prohibited. If you have received this communication in error, we kindly request that you destroy all copies.

14911 Quorum Drive, Suite 200A, Dallas, TX 75254 Tel : 844-255-4891